Exhibit 10(k)

MSA SUPPLEMENTAL SAVINGS PLAN

As Amended and Restated Effective January 1, 2003

MSA SUPPLEMENTAL SAVINGS PLAN

MSA SUPPLEMENTAL SAVINGS PLAN
Mine Safety Appliances Company (the "Company") hereby amends and restates this MSA SUPPLEMENTAL SAVINGS PLAN (the "Plan") effective January 1, 2003 as provided below.
WHEREAS, the Company maintains the MSA Retirement Savings Plan (the "Retirement Savings Plan") for the benefit of the its employees; and
WHEREAS, the Retirement Savings Plan is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and provides for elective deferrals up to 25% of compensation as permitted under Code Section 401(k) and matching contributions of 50% of each dollar deferred up to a maximum of 8% of compensation as permitted under Code Section 401(m); and
WHEREAS, the Company first adopted the Plan effective January 1, 1987 to provide benefits to certain executive employees that could not be provided under the Retirement Savings Plan on account of Code Section 415; and
WHEREAS, the Plan was amended and restated effective January 1, 1997 to include additional benefits for participants on account of the application of other qualified plan limits under the Retirement Savings Plan; and
WHEREAS, the Plan was most recently amended and restated effective December 1, 1999, to make certain changes regarding the investment of funds allocated under the Plan and to provide protection to participants in the event of a change in control of the Company; and
WHEREAS, the Company desires to amend and restate the Plan to provide additional flexibility with regard to the elections to defer and receive benefits under the Plan and to make certain other changes.
NOW THEREFORE, the Plan is hereby amended and restated as follows:

ARTICLE I
DEFINITIONS
Unless otherwise specifically defined in this Article I or where a term first appears in this Plan, all capitalized terms used in this Plan shall have the same meanings as are ascribed to them under the Company's Retirement Savings Plan.
1.1    "Administrator" means the Retirement Savings Plan Committee, as appointed by the Board from time to time, unless the Board shall expressly appoint another Administrator. The Administrator may, by written notice of appointment delivered to any other person or persons (whether legal or natural), designate and allocate any fiduciary responsibility to such other person or persons, who may also serve in more than one fiduciary capacity with respect to the Plan.

1.2	"Amendment Effective Date" means January 1, 2003.
1.3    "Beneficiary" means the person or persons designated by a Participant (in accordance with procedures established by the Administrator) to receive the value of his Supplemental Account in the event of his death prior to receipt of all benefits due hereunder, or, if no such person is designated by a Participant, Beneficiary means the person or persons designated by the Participant under the provisions of the Retirement Savings Plan to receive the value of his account thereunder in the event of his death prior to receipt of all benefits due thereunder.
1.4    "Board" means the Board of Directors of Mine Safety Appliances Company, or any successor thereto.
1.5    "Bonus" means the annual Coordinating Committee Bonus, if any paid by the Company. The term Bonus shall not include any other bonuses paid by the Company.

1.6    "Change in Control" of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I)    any Person (as defined in this Section 1.5) is or becomes the Beneficial Owner (as defined in this Section 1.5), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (which term shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act, as defined in this Section 1.5)) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or
(II)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on May 7, 2002, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 7, 2002, or whose appointment, election or nomination for election was previously so approved or recommended; or

(III)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least fifty-one percent (51%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or
(IV)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty-one percent (51%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

"Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended from time to time.
"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity [including the trustees (in such capacity) of any such entity which is a trust] which is, directly or indirectly, the Beneficial Owner of securities of the Company representing five percent (5%) or more of the combined voting power of the Company's then outstanding securities immediately before the Amendment Effective Date or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.

1.7	"Claimant" has the meaning given it in Section 7.2 hereof.
1.8    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.9    "Code Limitations" means the limitation of Code Section 401(a)(17) restricting the contributions of a Participant or the Company under the provisions of the Retirement Savings Plan.
1.10    "Company" means Mine Safety Appliances Company, a Pennsylvania corporation, and, except in determining under Section 1.5 hereof whether or not any Change in Control of the Company has occurred, any successor thereto. For purposes of this Plan (except in determining under Section 1.5 hereof whether or not any Change in Control of the Company has occurred), any subsidiary or affiliate of Mine Safety Appliances Company whose employees participate in the Retirement Savings Plan shall be included within the definition of "Company."

1.11    "Compensation" means the compensation of a Participant as defined in the Retirement Savings Plan for purposes of calculating Employee Contributions, but without regard to the limit on such compensation otherwise required by Code Section 401(a) (17).
1.12    "Deferral Election" means a "salary reduction agreement" or "bonus deferral agreement" between an Eligible Employee and the Company, as described in Sections 3.1 and 3.2 hereof.
1.13    "Distribution Election" means the election to receive benefits under the Plan in an alternative form as provided in Section 6.2 of the Plan. The election must be in writing in the form provided in Appendix B to the Plan and delivered to the Administrator.
1.14    "Eligible Employee" means an Employee who participates in the Retirement Savings Plan and whose Employee Contributions, and/or any Company Matching Contributions with respect thereto, are restricted by the application of a Code Limitation, and also includes other Employees as designated by the Administrator as eligible to participate in the Plan and who are members of a select group of management or highly compensated employees.
1.15    "Investment Funds" means the separate investment vehicles designated by the Administrator in which the amounts in a Participant's Supplemental Account can be deemed invested, at the election of the Participant in accordance with Article IV hereof.
1.16    "Participant" means an individual who, as an Eligible Employee, participated in the Plan prior to the Amendment Effective Date and/or files a Deferral Election with respect to Compensation in accordance with Section 3.1 or 3.2 hereof. An individual who becomes a Participant continues to be a Participant until the entire amount of his benefit hereunder has been distributed.
1.17    "Payment Date" means the date selected by the Participant for the commencement of all or a portion of the Participant's benefits under the Plan. The Payment Date may be either the Participant's termination date or a specified date selected by the Participant. The specified date may be a date during which the Participant is still an Employee, or may be a date subsequent to the Employee's retirement. If the date is during the time the Participant is still an employee, the distributions shall be based on the value of the Employee's Supplemental Account as of the specified Payment Date and shall not affect the allocation of future amounts to the Participant's Supplemental Account. The election to receive benefits on a Payment Date shall be in writing and submitted to the Administrator in the form provided in Appendix A to the Plan.

1.18    "Plan" means this MSA Supplemental Savings Plan as in effect from time to time.
1.19    "Retirement Savings Plan" means the MSA Retirement Savings Plan as in effect from time to time.
1.20    "Supplemental Account" means the unfunded bookkeeping accounts established and maintained in accordance with Article III hereof to record the contributions deemed to be made by the Participant and the Company for each year, as well as the earnings, gains and losses thereon, expenses allocable thereto, distributions therefrom and other reductions in value thereof. The Supplemental Accounts for each year shall be comprised of two bookkeeping sub-accounts, the Supplemental Employee Contributions Account and the Supplemental Company Matching Contributions Account, as described in Article III hereof.
1.21    "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.22	"Valuation Date" means every business day.
ARTICLE II
PARTICIPATION
2.1    An Eligible Employee who is a Participant in this Plan immediately prior to the Amendment Effective Date shall continue to be a Participant as of the Amendment Effective Date. Any other Eligible Employee who files a Deferral Election in accordance with Section 3.1 or 3.2 hereof shall become a Participant in this Plan as of the date provided in such Deferral Election (unless already a Participant herein).

ARTICLE III
THE SUPPLEMENTAL ACCOUNT
3.1    Deferral Election and Supplemental Employee Contributions.
(a)Excess Salary Reduction Agreement. An Eligible Employee may elect to execute salary reduction agreement with the Company (a "Deferral Election") to defer a portion of his Compensation in excess of the Code Limitation during a stated deferral period by a specified percentage not exceeding eight percent (8%) (hereafter in this Article III, the "Elected Percentage") and to credit such net reduction as Supplemental Employee Contributions to the Supplemental Employee Contributions Account portion of the Supplemental Account of the Eligible Employee.
(b)Salary Reduction Agreement. An Eligible Employee may also elect to execute a Deferral Election with the Company to defer an additional portion of his Compensation during a stated deferral period and to credit such net reduction as Supplemental Employee Contributions to the Supplemental Employee Contributions Account portion of the Supplemental Account of the Eligible Employee.
(c)Salary Deferral Elections. The Salary Deferral Elections set forth in paragraphs (a) and (b) above must be filed with the Administrator before the beginning of the relevant deferral period. The timely-filed Deferral Election shall become effective on the first day of the deferral period set forth in such Deferral Election, which deferral period (except as provided in Section 3.2 hereof) shall be a complete calendar year. Such Deferral Election shall be effective to defer Compensation relating to the Participant's services performed in such calendar year. A Deferral Election with respect to Compensation during a calendar year cannot be altered or revoked during that calendar year and must be made each calendar year. Amounts credited to the Participant's Supplemental Employee Contributions Account prior to the effective date of any new Deferral Election will not be affected.

(d)Bonus Deferrals. An Eligible Employee may elect to execute a Deferral Election with the Company under which the Employee agrees to reduce his Bonus from the Company by a stated percentage or dollar amount, and to credit such reduction as Supplemental Employee Contributions to the Supplemental Employee Contributions Account portion of the Supplemental Account of the Eligible Employee. This Deferral Election shall be irrevocable with respect to any and all Bonuses declared during a calendar year and must be filed with the Administrator before the earlier of December 31, of the year in which the Bonus is based, or the date the Bonus is both ascertainable and allocated to the credit of the Eligible Employee. The minimum amount of deferral for a calendar year shall be the lesser of $5,000 or 5% of the annual Bonus award. The deferral of a Bonus under this paragraph (d) shall apply after the deferral on such amount, if any under paragraphs (a) and (b) above.
3.2    Some Mid-Year Elections Permitted. In the first calendar year in which an Employee becomes an Eligible Employee (or (i) in the calendar year in which a former Employee who has returned to the Company's employ becomes an Eligible Employee (whether or not he was an Eligible Employee during a previous period of employment) or (ii) in the calendar year in which a former Eligible Employee who continued as an Employee (but ceased to be an Eligible Employee and no longer has a Deferral Election in effect) again becomes an Eligible Employee), he may make and file a Deferral Election within thirty days after he becomes an Eligible Employee as to Compensation for services performed during such calendar year subsequent to filing the Deferral Election.
3.3    Supplemental Company Matching Contributions. The Employer shall credit as Supplemental Company Matching Contributions to the Supplemental Company Matching Contributions Account portion of the Supplemental Account of each Participant who has Supplemental Employee Contributions credited to his Supplemental Account pursuant to a salary reduction agreement for a calendar year Supplemental Company Matching Contributions with respect to such calendar year equal to fifty percent (50%) of the result of subtracting the aggregate amount of Company Matching Contributions credited to the Participant's account under the Retirement Savings Plan with respect to such calendar year from the lesser of the Elected Percentage of salary reduced pursuant to a salary reduction agreement or eight percent (8%) of Compensation. There shall be no Matching Contributions made with respect to a Bonus deferral election pursuant to Section 3.1(b) of this Plan.

3.4    Earnings and Expenses for a Supplemental Account. All Supplemental Employee Contributions and Supplemental Company Matching Contributions credited to a Participant's Supplemental Account shall be treated as though invested and reinvested only in Investment Funds selected (or deemed selected) by such Participant pursuant to Article IV hereof. A pro-rata portion of all dividends, interest gains and distributions of any nature earned in a given period in respect of an Investment Fund in which the Supplemental Account is treated as investing shall be credited to the Supplemental Account, such credit to be calculated by multiplying all such dividends, interest gains and distributions by a fraction, the numerator of which is equal to the portion of the Supplemental Account of each Participant that is deemed invested in the particular Investment Fund and the denominator of which is equal to the aggregate of all amounts invested in the same Investment Fund. All investment income deemed received from an Investment Fund shall be deemed reinvested in the same Investment Fund. Expenses attributable to the acquisition of investments shall be charged to the Supplemental Account (and respective sub-accounts thereof) of the Participant for which such investment is deemed made.
3.5    Recordkeeping. The dollar amounts of any such Employee Contributions and Company Matching Contributions for a Participant for each payroll period shall be credited promptly upon the completion of such payroll period to the appropriate sub-account of the Participant's Supplemental Account (an unfunded bookkeeping account). The sum of the balance of a Participant's Supplemental Employee Contributions Account and the vested balance of a Participant's Supplemental Company Matching Contribution Account, as such sum varies from time to time, shall be recorded on the financial books and records of the Company as a liability owed to the Participant. The Administrator or its delegate shall maintain such bookkeeping accounts as it deems necessary to administer this Plan and shall calculate, or direct the calculation of, amounts in the Participants' Supplemental Accounts. The Administrator's determination of the value of Participants' Supplemental Accounts shall be final and binding upon all Participants and on the Company. Participants will be furnished statements of their Supplemental Account values at least quarter-annually.

ARTICLE IV
PARTICIPANT-DIRECTION OF INVESTMENT
4.1    Participant-Directed Investment. Subject to Section 4.5 hereof, a Participant may make elections as to the deemed investment of his Supplemental Account in accordance with such procedures as are established and uniformly applied by the Administrator or its delegate. The Administrator or its delegate shall provide each Participant with a description of the Investment Funds available for selection from time to time and such other relevant information about the Investment Funds as it receives from time to time. The Participant's investment election shall remain in force until revised by means of a subsequent investment election becoming effective pursuant to Section 4.2 hereof. During any period in which the Participant does not have an investment election in force, the Participant shall be deemed to have elected an investment in the Retirement Government Money Market Portfolio (or any substantially similar approved Investment Fund which has been substituted therefor) until another investment election subsequently becomes effective pursuant to Section 4.2 hereof.
4.2    Changes in Investment Direction and Transfers. Subject to Section 4.5 hereof, on any business day a Participant may elect to change his deemed investment election as to subsequent contributions or to transfer amounts among one or more of the Investment Funds then available by following notice procedures established and uniformly applied by the Administrator or its delegate. The Participant's notice of change or transfer shall be effective as soon as reasonably practicable (as determined by the Administrator in its sole discretion) after the Administrator or its delegate has received such notice.
4.3    Responsibility for Investment Elections. The selection of investment choices among the Investment Funds available from time to time shall be the sole responsibility of each Participant. The deemed investment return (or loss) with respect to a Participant's Supplemental Account shall be determined solely by the Participant's investment elections made in accordance with this Supplemental Plan and the procedures established and uniformly applied by the Administrator or its delegate. The availability of an Investment Fund to a Participant shall not be construed as a recommendation for investment therein. Further, neither the Company, any Participating Affiliate, the Administrator or its delegate, any Employee nor the trustee of any trust which may be established by the Company in accordance with Section 7.3 hereof is authorized to make any recommendation to any Participant with respect to the selection of investments among the Investment Funds.

4.4    Participant's Risk. Each Participant assumes all risk connected with any decrease in the market value of any of his Supplemental Account's deemed investments. The value of the Participant's Supplemental Account and the payment of any amount which may be or become due therefrom are not guaranteed by any one or any entity.
4.5    Investment Restrictions. Temporary Suspensions of Plan Activities and Investment Fund Transfers by Administrator. The provisions of this Section 4.5 shall apply notwithstanding any other provision of any other Section of this Plan to the contrary. In accordance with its established and uniformly applied procedures, the Administrator or its delegate may place certain restrictions or limitations on the dollar amounts, percentages or types of investment elections, transfers and/or allocations which are deemed made under the Plan. If the Administrator changes the Plan's recordkeeper, the Administrator may temporarily suspend certain Plan activities (including without limitation, distributions, contribution percentage changes and investment allocations) in order to facilitate the recordkeeping change. If an Investment Fund is eliminated by the Administrator or its delegate, then the Administrator or its delegate may direct that amounts deemed invested in the Investment Fund which was eliminated shall be automatically transferred to another Investment Fund with similar investment goals. After any such transfer by the Administrator or its delegate, further investment changes may be made by the Participant in accordance with Section 4.2 hereof. Notwithstanding the foregoing provisions of this Section 4.5, no power given the Administrator or its delegate in this Section 4.5 can be used after a Change in Control to reduce or adversely affect in any way any benefit payable to, or accrued by, a Participant (or his Beneficiary) hereunder.
ARTICLE V
VESTING
5.1    Vesting in Supplemental Employee Contributions Account. A Participant's unfunded and unsecured interest in his Supplemental Employee Contributions Account shall be 100% vested at all times.
5.2    Vesting in Supplemental Company Contributions Account. A Participant's unfunded and unsecured interest in his Supplemental Company Matching Contributions Account shall become 100% vested upon the earliest of the following to occur:

(i)	Participant's completion of five (5) years of Continuous Service;

(ii)	Death of the Participant while employed by the Company;

(iii)	Attainment of the Participant's 65th birthday while employed by the Company; or

(iv)	Occurrence of a Change in Control while the Participant is employed by the Company.
5.3    Forfeitures. If a Participant terminates his employment, any portion of his Supplemental Account (including any amounts credited after his termination of employment) which is not payable to him under Article VI hereof shall be forfeited by him upon such termination.
ARTICLE VI
DISTRIBUTION OF BENEFITS
6.1    Time of Distribution. The vested amount held in a Participant's Supplemental Account hereunder shall become payable to him commencing on the Participant's Payment Date. A Participant shall select a Payment Date at any time and may make a separate election with respect to each year of deferrals, however, such election shall not be valid until the one-year anniversary after it is made. Accordingly, if a Participant elects a Payment Date but then terminates employment prior to the one-year anniversary date, the election will be void and distributions will commence as of the Participant's termination date. Under no circumstance, however, may the commencement of benefits be delayed beyond the later of 90 days after the Participant's termination date or the first day of April of the year following the calendar year in which the Participant attains age 70 ½.
6.2    Form of Distribution. If the value of the Participant's vested Supplemental Account is less than $25,000, cash payment shall be made in a single lump sum. If the value of the Participant's vested Supplemental Account is $25,000 or more, cash payment will be made in five (5) approximately equal annual installments, each installment calculated by dividing the then-current value of the Participant's vested Supplemental Account by the number of remaining installment payments. Alternatively, a Participant may make an irrevocable Distribution Election to receive the entire vested balance of his Supplemental Account in either a single cash payment or any number of annual installments, each installment calculated by dividing then current value of the Participant's vested Supplemental Account by the number of remaining installment payments. A Participant may elect a Distribution Election at any time and may make a separate election with respect to each year of deferrals, however, such election shall not be valid until the one-year anniversary after it is made.

Accordingly, if a Participant makes a Distribution Election but then terminates employment prior to the one-year anniversary date, the election will be void and distributions will commence under either the previously made election, if any, or if there is no previously made election under the general five installment rule set forth above.
Notwithstanding the foregoing provisions of this Section 6.2, if the employment of a Participant shall be terminated within the three-year period immediately following a Change in Control (other than by the Participant's death), the entire balance of his Supplemental Account shall be paid to him in a single cash payment, not later than the fifth (5th) business day following such termination.
6.3    Hardship Distributions. A Participant may receive a distribution of all or a portion of his vested Supplemental Account in the event of an Unforeseeable Emergency in the discretion of the Administrator. The amount provided as a hardship distribution must be limited to the amount necessary to meet the need. Any such hardship distribution shall not have any effect on the allocation of future amounts to the Participant's Supplemental Account.
6.4    Distribution on Death. In the event of a Participant's death hereunder, the then current value of his Supplemental Account shall be paid to his Beneficiary in either a lump sum cash payment or annual installment payments for a period not to exceed 15 years as determined in the discretion of the Administrator.
6.5    Valuation of Supplemental Account. A Participant's Account shall be valued for distribution purposes as of the date of distribution.
ARTICLE VII
GENERAL PROVISIONS
7.1    Administration. The responsibility to administer this Plan and to interpret and carry out its provisions is hereby delegated to the Administrator. The Administrator is hereby authorized to delegate any part or all of its duties to such other administrators as it may appoint. The Administrator (or its delegate) shall have the same rights, powers, duties and fiduciary obligations, and operate with the same standard of care, with respect to this Plan and its Participants as the Retirement Savings Plan Committee has and does with respect to the Retirement Savings Plan and its participants.

7.2    Benefit Review Procedure. The Administrator shall initially make all determinations of eligibility for and the amount of benefits payable to a Participant or his Beneficiary (hereafter referred to as the "Claimant"). If the Administrator makes a decision which is adverse to the interests of any Claimant, the Administrator shall furnish notice of the adverse decision to the Claimant specifying the reason for the denial. The Claimant shall have the right to request a redetermination of such decision by the Administrator within sixty (60) days of receipt of the written notice of claim denial. The Employee Benefit Plan Committee appointed by the Board shall promptly review the request for redetermination, and within sixty (60) days submit its final decision to the Claimant in writing.
7.3    No Right to Assets. Any Participant (or Participant's beneficiary) who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder shall rely solely upon the unsecured promise of the Company as set forth herein for the payment thereof and shall have the status of a general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make certain benefit payments in the future. The right of any Participant or beneficiary to benefits hereunder is strictly contractual. Notwithstanding the foregoing provisions of this Article VII, Mine Safety Appliances Company may, in its discretion, establish a trust to pay amounts becoming payable by the Company pursuant to this Plan, which trust shall be subject to the claims of the general creditors of Mine Safety Appliances Company in the event of its bankruptcy or insolvency. Notwithstanding any establishment of such a trust, the Company shall remain responsible for the payment of any amounts so payable which are not so paid by such trust. If any such trust is established, the trustee will not be required to invest trust assets in accordance with the directions of Participants given in accordance with this Plan, although the trustee, in its discretion, may so invest the trust assets. Notwithstanding any provision of this Plan, all "investment powers" given to any Participant over his Supplemental Account are actually powers to direct a deemed investment of such Supplemental Account, thus determining the investment return on the contributions deemed made to such Supplemental Account and the amount of the benefit the Company must pay the Participant with respect to such Supplemental Account. It is intended that this Plan shall be unfunded for Federal income tax purposes and for purposes of Title I of ERISA. It is intended that any trust established in accordance with this Section 7.3 shall be treated as a grantor trust under the Code and that the establishment of such a trust shall not cause Participants to realize current income on amounts contributed thereto.

7.4    No Contract of Employment. This Plan shall not be construed to establish a guarantee of future or continued employment by the Company of any Participant.
7.5    Non-Alienation. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, whether voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any such distribution or payment voluntarily or involuntarily, the Administrator, in its discretion, may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or Beneficiary in such manner as the Administrator shall direct.
7.6    Payments to Minors or Incompetents. If the Administrator determines that any person entitled to payments under the Plan is an infant or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, the Plan, and the Administrator.
7.7    Construction: Choice of Laws. The provisions of the Plan shall be construed, administered and governed under the laws of the Commonwealth of Pennsylvania to the extent such laws are not preempted by ERISA or any other federal laws which may from time to time be applicable. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan.
7.8    Invalidity of Provisions. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been inserted herein.

7.9    Amendment and Termination. The Company expects to continue the Plan indefinitely, but specifically reserves the right, in the sole and unfettered discretion of its Board, at any time, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan in whole or in part, provided, however, that no such amendment or termination shall (i) reduce or adversely affect the benefits payable under the Plan to a Participant (or his Beneficiary) if the Participant's termination of employment with the Company has occurred prior to such termination or amendment of the Plan, or (ii) reduce or adversely affect the benefit to be paid with respect to the Participant on the date of such termination or amendment, as compared with the benefit that would have been payable with respect to the Participant if his employment had terminated on the day before the Plan was so terminated or amended. Upon a termination of the Plan, no further Supplemental Employee Contributions or Supplemental Company Matching Contributions shall be made under the Plan, but the Supplemental Accounts maintained under the Plan at the time of such Plan Termination shall continue to be governed by the terms of the Plan until paid out in accordance with such terms.
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APPENDIX A
MSA SUPPLEMENTAL SAVINGS PLAN SPECIFIED PAYMENT DATE
I _________________ hereby elect to have [ ] $    []    % of my vested Supplemental Account paid upon the earlier of my termination of employment or the following date:     ,
I understand that this election shall not be valid until the one-year anniversary date of this election. I also understand that this election shall be irrevocable and that by making this election,
I am also electing to receive the above benefits in the form of a single cash sum.
I have made this election on this    day of    , 2    .

WITNESS:    PARTICIPANT:

Approved by Administrator:

Date:

APPENDIX B
MSA SUPPLEMENTAL SAVINGS PLAN DISTRIBUTION ELECTION

I _________________ hereby elect to have my benefits under the MSA Supplemental Savings Plan paid in the following form:
[ ] A single cash sum payment.

[ ] Approximately equal annual installments.

I understand that this election shall not be valid until the one-year anniversary date of this election. I also understand that this election shall be irrevocable.

I have made this election on this    day of    , 2____.

WITNESS:    PARTICIPANT:

Approved by Administrator:

Date: